Exhibit 10.4

Wells Fargo Foothill, LLC 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404

Wells Fargo Securities, LLC
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288-0737

November 4, 2009
JDA Software Group, Inc.
14400 North 87th Street
Scottsdale, AZ 85260
Attn: Pete Hathaway
COMMITMENT LETTER
$140 MILLION SENIOR SECURED CREDIT FACILITY
Ladies and Gentlemen:
As we, Wells Fargo Foothill, LLC (“WFF”) and Wells Fargo Securities, LLC (“WFS” and together with WFF, “we” or “us”), understand, JDA Software Group, Inc. (“you” or “JDA”) will form two acquisition entities (“Merger Sub” and “Merger LLC”) in order to acquire (the “Acquisition”) i2 Technologies, Inc. (the “Company” or “i2”). The Acquisition is to be accomplished by means of the merger of Merger Sub with and into the Company, with the Company as the survivor of such merger, and immediately thereafter, the merger of Merger LLC with and into Company, with Merger LLC as the survivor of such merger. WFF and WFS further understand that JDA is desirous of obtaining (a) financing in the form of a term loan in order to finance a portion of the consideration payable in connection with the consummation of the Acquisition, and (b) financing in the form of a revolving loan in order to finance the general corporate purposes of JDA and its subsidiaries, and pay fees and expenses associated with the transaction contemplated hereby (the “Transaction”).
We are pleased to provide you with this commitment letter and the annexes attached hereto (the “Commitment Letter”) and the term sheet and the annexes attached thereto (the “Term Sheet”) which establish the terms and conditions under which WFF commits to provide to JDA a $140,000,000 senior secured credit facility (the “Facility”). The parties acknowledge that this Commitment Letter, the Term Sheet and the Fee Letter (as hereinafter defined) (a) summarize all of the conditions precedent to the Facility, and (b) summarize all of the covenants, representations and warranties, and events of default that will be contained in the definitive documentation for the Facility. The parties agree that any provisions not already addressed in the Term Sheet or this Commitment Letter will be customary for transactions of this type or otherwise reasonably acceptable to JDA and WFF.
Syndication
The parties agree that the syndication provisions shall be as set forth on Annex A hereto.

JDA Software Group, Inc.
November 4, 2009
Expenses and Indemnification
You agree (a) to pay or reimburse on demand, all reasonable, out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and reasonable costs and expenses associated with due diligence, travel, appraisals, valuations, audits, and syndication) (the “Expenses”) incurred by or on behalf of WFF or WFS (whether before, on, or after the date hereof) in connection with (i) legal and business due diligence, (ii) the preparation, negotiation, execution, and delivery of this Commitment Letter and the Term Sheet, the Fee Letter and any and all documentation for the Facility, (iii) the syndication of the Facility, and (iv) the enforcement of any of WFF’s or WFS’s rights and remedies under this Commitment Letter, in each case irrespective of whether the Transaction is consummated, (b) to indemnify, defend, and hold harmless WFF, each of its affiliates, and each of their officers, directors, employees, agents, advisors, attorneys, and representatives (each, a “WFF Indemnified Person”) as set forth on Annex B hereto, and (c) to indemnify, defend, and hold harmless WFS, each of its affiliates, and each of their officers, directors, employees, agents, advisors, attorneys, and representatives (each, a “WFS Indemnified Person”; a WFF Indemnified Person and a WFS Indemnified Person are also referred to as an “Indemnified Person”) as set forth on Annex B hereto.
WFF, WFS, and JDA hereby agree that (a) the letter agreement, dated as of October 28, 2009, by and among WFF, WFS, and JDA relating to expense reimbursement is hereby terminated; and (b) the reimbursement of all fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel and costs and expenses associated with due diligence) incurred by WFF and/or WFS prior to, on, or after the date hereof shall be governed by the terms of this Commitment Letter.
Fees
You agree to pay or cause Company to pay the fees set forth in the fee letter dated the date hereof (the “Fee Letter”) to the payee specified therein, in cash, as and when indicated therein.
Conditions
On the date that all of the Escrow Funding Conditions (as defined on Annex B-1) have been satisfied (such date, the “Escrow Funding Date”), at JDA’s request, WFF agrees to make the Term Loan in an amount equal to the Term Loan Amount and to transfer the proceeds of the Term Loan in an amount equal to the Term Loan Amount (such proceeds, the “Escrow Proceeds”) to Wells Fargo Bank (the “Escrow Agent”) pursuant to the terms of the Escrow Agreement (as defined on Annex B-1) to be held in an interest bearing investment account (the type of account to be mutually agreed upon by WFF, WFS, JDA, and the Escrow Agent), which shall bear interest at market rates (the “Escrow Fund”). The Escrow Agent shall hold and distribute the Escrow Proceeds in accordance with the terms of the Escrow Agreement (as defined on Annex B-1).
During the Escrow Period (as defined on Annex B-1), interest on the Escrow Proceeds shall accrue at the rates specified in Annex A-1 and interest shall be due and payable by JDA to Agent in accordance with the terms of the credit agreement. Also during the Escrow Period, interest earned on the Escrow Fund shall be paid by the Escrow Agent to JDA on a monthly basis.

JDA Software Group, Inc.
November 4, 2009
During the Escrow Period (as defined on Annex B-1), (a) the Revolver shall remain unfunded, other than the charging of fees, costs, expenses, and interest on the Term Loan; and (b) the Unused Line Fee shall not be due or payable.
Notwithstanding anything in this Commitment Letter or the Term Sheet hereto to the contrary, to the extent any collateral owned by JDA or any of its respective subsidiaries is not provided, or the security interest of Agent (as defined in the Term Sheet) therein is not perfected, on the Escrow Funding Date after your use of commercially reasonable efforts to do so (other than (A) your authorization to file Uniform Commercial Code financing statements, (B) your authorization to file intellectual property security agreements with the United States Copyright Office and the United States Patent and Trademark Office for registered intellectual property, and (C) the delivery of stock certificates for stock that is part of the collateral), the providing of, or perfection of the security interest of Agent (as defined in the Term Sheet) in, such collateral shall not constitute an Escrow Funding Condition but shall be required to be provided after the Escrow Funding Date pursuant to arrangements to be mutually agreed upon).
Notwithstanding anything in this Commitment Letter or the Term Sheet hereto to the contrary, to the extent any collateral owned by i2 or any of its respective subsidiaries is not provided, or the security interest of Agent (as defined in the Term Sheet) therein is not perfected, on the Acquisition Funding Date after your use of commercially reasonable efforts to do so (other than (A) your authorization to file Uniform Commercial Code financing statements, (B) your authorization to file intellectual property security agreements with the United States Copyright Office and the United States Patent and Trademark Office for registered intellectual property, and (C) the delivery of stock certificates for stock that is part of the collateral), the providing of, or perfection of the security interest of Agent (as defined in the Term Sheet) in, such collateral shall not constitute an Acquisition Funding Condition but shall be required to be provided after the Acquisition Funding Date pursuant to arrangements to be mutually agreed upon).
Confidentiality
(a) You agree that this Commitment Letter (including the Term Sheet), and the Fee Letter have been or are for your confidential use only and that neither their existence, nor the terms hereof or thereof, will be disclosed by you to any person other than your officers, directors, employees, agents, accountants, attorneys, advisors, and other representatives retained in connection with the Transaction contemplated hereby and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis. The foregoing notwithstanding, you may (i) provide a copy hereof (including the Term Sheet) and a copy of the Fee Letter (with all fee information redacted) to Company (so long as it agrees not to disclose this Commitment Letter other than to its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis), and (ii) following your acceptance of this Commitment Letter in accordance herewith and your return of an executed counterpart of this Commitment Letter to us, you may (A) file or make such other public disclosures of the terms and conditions hereof (including the Term Sheet, but not including the Fee Letter) as you are required by law, in the opinion of your counsel, to make (it being understood that the Commitment Letter (including the Term Sheet), but not the Fee Letter, will be disclosed as a material contract in, and may be filed in its entirety as an exhibit to, JDA’s or the Company’s current and periodic reports and any registration statements relating to the Transaction filed with the Securities and Exchange Commission), (B) disclose the Commitment Letter (including the Term Sheet and, solely to the extent specifically required by such regulatory authority to be disclosed to such regulatory authority, the Fee Letter), as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, provided that prior to

JDA Software Group, Inc.
November 4, 2009
any disclosure under this clause (B), you agree to provide WFF and WFS with prior notice thereof, to the extent that it is practicable to do so, (C) disclose the Commitment Letter (including the Term Sheet and, solely to the extent specifically required by such statute, decision, or judicial or administrative order, rule, or regulation, the Fee Letter), as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (C), you agree to provide WFF and WFS with prior notice thereof, to the extent that it is practicable to do so and to the extent that you are permitted to provide such prior notice to WFF and WFS pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (D) disclose the Commitment Letter (including the Term Sheet and solely to the extent specifically required by such governmental authority, the Fee Letter), as required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (D), you agree to provide WFF and WFS with prior notice thereof, to the extent that it is practicable to do so and to the extent that you are permitted to provide such prior notice to WFF and WFS pursuant to the terms of the subpoena or other legal process, and (E) disclose the Commitment Letter (including the Term Sheet and solely to the extent specifically required by court order, the Fee Letter), in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to any party other than WFF and WFS and their respective affiliates and counsel under this clause (E) with respect to litigation involving a party other than WFF and WFS and their respective affiliates, you agree to provide WFF and WFS with prior notice thereof.
(b) Each of WFF and WFS agrees on behalf of itself that material, non-public information regarding JDA, the Company and their respective subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by such person in a confidential manner, and shall not be disclosed by such person to persons who are not parties to this Commitment Letter, except: (i) to such person’s officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants engaged in connection with the Transaction on a “need to know” basis in connection with Transaction contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of such person, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b), (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide JDA with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to JDA pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by JDA, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi), the disclosing party agrees to provide JDA with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to JDA pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by either WFF or WFS or one of its affiliates), (viii) in connection with any proposed assignment or participation of WFF’s interest in the Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this clause (b), and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to any party other than JDA, the Company, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than JDA, the Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide JDA with prior notice thereof.

JDA Software Group, Inc.
November 4, 2009
(c) Anything to the contrary in this Commitment Letter notwithstanding, JDA agrees, on behalf of itself and the Company, that (i) each of WFS and WFF shall have the right to provide information concerning the Facility to loan syndication and reporting services, and (ii) that the Projections (as defined below), the Marketing Materials and all other information provided by or on behalf of you, the Company and your and its respective affiliates to WFS or WFF regarding you, the Company and your and its respective affiliates, the Transaction and the other transactions contemplated hereby in connection with the Facility may be disseminated by or on behalf of WFS or WFF to prospective lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with WFS’s or WFF’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). You (and you will cause the Company to) hereby further authorize WFS and WFF to download copies of JDA’s and the Company’s logos from their respective websites and post copies thereof on Intralinks® or similar workspace and use the logos on any confidential information memoranda, presentations and other Marketing Materials prepared in connection with the syndication of the Facility.
Certain Fees
The parties agree that the Lender Break-Up Fee (as defined in the Fee Letter) provisions shall be as set forth in the Fee Letter.
Information
In issuing this Commitment Letter, each of WFF and WFS are relying on the accuracy of the information furnished to it by or on behalf of JDA or the Company and their respective affiliates, without independent verification thereof. JDA represents to WFF and WFS that (a) all written information (other than forward looking information and projections of future financial performance and information of a general economic or industry-specific nature) concerning JDA and its subsidiaries or to the best of JDA’s knowledge, after due inquiry, the Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of JDA or the Company or their respective affiliates is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all forward looking information and projections of future financial performance (“Projections”) that have been or are hereafter made available by or on behalf of JDA or the Company or their respective affiliates are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by JDA to be reasonable at the time such Projections were prepared (it being understood and agreed that to the extent that any Projections are based on Information concerning the Company, such Information shall be qualified by the provisions in clause (a) above); it being recognized by WFF and WFS that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results.
Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities
You acknowledge that WFF, WFS or one or more of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or

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November 4, 2009
otherwise.   You also acknowledge that neither WFF nor WFS have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and WFF, on the other hand, or between any of you, on the one hand, and WFS, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether WFF and/or WFS or one or more of their respective affiliates has advised or is advising you on other matters, (b) WFF, on the one hand, and you, on the other hand, and WFS, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of WFF or WFS, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that WFF, WFS or one or more of their respective affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that neither WFF nor WFS has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against WFF or WFS for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither WFF nor WFS shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.  For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Commitment Letter.
You further acknowledge that one or more of WFF’s and/or WFS’s affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, WFF, WFS or one or more of their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and the Company and other companies with which you or the Company may have commercial or other relationships.  With respect to any debt or other securities and/or financial instruments so held by WFF, WFS or one or more of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
Governing Law, Etc.
This Commitment Letter, the Term Sheet, and any claim or dispute concerning the subject matter hereof or thereof shall be governed by, and construed in accordance with, the law of the State of New York. Each of the parties hereto consents to the exclusive jurisdiction and venue of the federal and/or state courts located in New York, New York. This Commitment Letter (together with the exhibits and annexes hereto and the Term Sheet), and the Fee Letter set forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended, supplemented, or modified except in a writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by

JDA Software Group, Inc.
November 4, 2009
telecopier or other electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter shall not be assignable by you without the prior written consent of WFF and WFS (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. In the event that this Commitment Letter is terminated or expires, the Expenses and Indemnification, Fees, Confidentiality, Certain Fees (including the Fee Letter), Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities, Governing Law, Etc., and Waiver of Jury Trial provisions hereof shall survive such termination or expiration. Anything contained herein to the contrary notwithstanding, the obligations of JDA under this Commitment Letter, other than the obligations of JDA under the paragraph captioned “Syndication”, shall terminate at the time of the execution and delivery of the Loan Documents relative to the Facility.
Waiver of Jury Trial
To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment Letter or the Transaction contemplated hereby or the actions of either WFF or WFS or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.
Patriot Act
WFF and WFS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), WFF and/or WFS may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow WFF and/or WFS to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to cause the Company to provide WFF and WFS, prior to the Escrow Funding Date (as hereinafter defined), with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
*****
This Commitment Letter shall expire at 5 p.m. (New York time) on November 5, 2009, unless prior thereto each of WFF and WFS has received a copy of this Commitment Letter and the Fee Letter signed by JDA, together with the fees due on November 5, 2009 as set forth in the Fee Letter. In the event that the Acquisition Funding Date does not occur on or before March 31, 2010, then WFF’s commitment to provide the Facility shall automatically expire on such date. If you elect to deliver your signed counterpart of this Commitment Letter by telecopier or other electronic transmission, please arrange for the executed original to follow by next-day courier.

Very truly yours,

WELLS FARGO FOOTHILL, LLC

By:	/s/ Eric Baymiller

Name: Eric Baymiller
Title: Senior Vice President

WELLS FARGO SECURITIES, LLC

By:	/s/ Kempton Dunn III

Name:	Kempton Dunn III
Title:	Director

ACCEPTED AND AGREED TO
this 5th day of November, 2009

JDA SOFTWARE GROUP, INC.

By:	/s/ Peter Hathaway

	Name:	Peter Hathaway

	Title:	Chief Financial Officer

cc:	Steven V. Macko, Managing Director, Wells Fargo Foothill, LLC
Jim Zilisch, Managing Director, Wells Fargo Securities, LLC
Thomas E. Lane, National Underwriting Manager/Senior Vice President, Wells Fargo Foothill, LLC
Andrea E. Bernard, Vice President, Underwriter, Wells Fargo Foothill, LLC
[Signature Page to Commitment Letter]

JDA Software Group, Inc.
November 4, 2009
ANNEX A
Syndication Provisions
While WFF has provided a commitment for the entire amount of the Facility, subject to the terms and conditions of this Commitment Letter and the Term Sheet, the Joint Lead Arrangers intend, and reserve the right, to syndicate the Facility to lenders identified by Joint Lead Arrangers in consultation with you; provided, however, that any assignment made prior to the Escrow Funding Date shall not relieve WFF of its obligations hereunder to the extent that an assignee breaches its obligation to fund its ratable share of the Term Loan on the Escrow Funding Date (provided that WFF shall not have any obligation with respect to any breach by an assignee that occurs after the Escrow Funding Date).
JDA agrees to include a covenant in the definitive acquisition agreement for the Acquisition in which the Company agrees to cooperate in such syndication process and assist the Joint Lead Arrangers in forming a syndicate acceptable to them.
On or prior to December 2, 2009, JDA shall notify WFF in writing whether (or not) JDA has made the Financing Election pursuant to Section 5.15 of the Acquisition Agreement (the “Financing Election”).
If JDA notifies WFF that JDA has not made the Financing Election, the commencement of the syndication shall begin on the date (such date, the “Syndication Commencement Date”) that is the earlier of (a) the date that the Joint Lead Arrangers have received such notice; and (b) December 2, 2009; provided, however, that it is a condition to WFF’s commitments hereunder that Joint Lead Arrangers shall have a period (commencing on the date after delivery of the final Marketing Materials and the hosting of the Lender Meeting) of not less than 15 consecutive business days prior to the Escrow Funding Date to seek to syndicate the Facility (it being understood and agreed that a Successful Syndication is not a condition to WFF’s commitments hereunder); provided further, however, that, JDA shall have no obligation to assist in preparing the Marketing Materials until on and after the date that is December 10, 2009 so long as the Escrow Funding Date does not occur on or before the date that 10 consecutive business days after the preparation of such Marketing Materials.
If JDA notifies WFF on or prior to December 2, 2009 that JDA has made the Financing Election or if JDA fails to provide any notice relative to the Financing Election prior to December 2, 2009 or otherwise, JDA understands and agrees that it is a condition to WFF’s commitments hereunder that Joint Lead Arrangers shall have a period (commencing on the date after delivery of the final Marketing Materials and the hosting of the Lender Meeting) of not less than 20 consecutive business days prior to the Escrow Funding Date to seek to syndicate the Facility (it being understood and agreed that a Successful Syndication is not a condition to WFF’s commitments hereunder).
JDA agrees to (a) cooperate in the syndication process and to assist the Joint Lead Arrangers in forming a syndicate acceptable to them; and (b) prior to the consummation of the Acquisition, to use its commercially reasonable efforts to cause the Company to cooperate in such syndication process and assist the Joint Lead Arrangers in forming a syndicate acceptable to them. After the consummation of the Acquisition, JDA shall cause the Company to cooperate in such syndication process and to assist the Joint Lead Arrangers in forming a syndicate acceptable to them.
The assistance of JDA and Company shall include but will not be limited to:

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November 4, 2009
(a)	(i) prior to the consummation of the Acquisition, making senior management and representatives of JDA and use commercially reasonable efforts to make the Company available to participate in meetings and to provide information to prospective lenders at such times and places as either Joint Lead Arranger may reasonably request; and (ii) after the consummation of the Acquisition, making senior management and representatives of JDA and the Company available to participate in meetings and to provide information to prospective lenders at such times and places as either Joint Lead Arranger may reasonably request;
(b)	using commercially reasonable efforts to cause the Joint Lead Arrangers’ syndication efforts to benefit from the existing lending relationships of JDA or the Company,
(c)	on and after December 10, 2009, (i) prior to the consummation of the Acquisition, arranging for direct contact between senior management and other representatives and advisors of JDA and the prospective lenders and using commercially reasonable efforts to arrange for direct contact between senior management and other representatives and advisors of the Company and the prospective lenders; and (ii) after the consummation of the Acquisition, arranging for direct contact between senior management and other representatives and advisors of JDA, the Company, and the prospective lenders,
(d)	on and after December 10, 2009, (i) prior to the consummation of the Acquisition, assisting, and using commercially reasonable efforts to cause the Company to assist, in the preparation of the Marketing Materials (as defined below); and (ii) after the consummation of the Acquisition, assisting and causing the Company to assist, in the preparation of the Marketing Materials (as defined below);
(e)	on and after December 10, 2009, (i) at your expense, hosting, with the Joint Lead Arrangers, one or more meetings of prospective lenders, and, in connection with any such lender meeting (a “Lender Meeting”), consulting with the Joint Lead Arrangers with respect to the presentations to be made at any such Lender Meeting, and (ii) prior to the consummation of the Acquisition, making available appropriate officers and other representatives of JDA and using commercially reasonable efforts to make available appropriate officers and other representatives of the Company, and rehearsing such presentations prior to such Lender Meetings, as reasonably requested by either Joint Lender; and (iii) after the consummation of the Acquisition, making available appropriate officers and other representatives of JDA and the Company, and rehearsing such presentations prior to such Lender Meetings, as reasonably requested by either Joint Lender; and
(f)	at your expense, working with the Joint Lead Arrangers to obtain a corporate family rating for Borrowers and ratings for the Facility from Moody’s Investors Service, Inc. (“Moody’s”) and a corporate credit rating for Borrowers and ratings for the Facility from Standard & Poor’s Ratings Group (“S&P”) prior to the commencement of the syndication of the Facility (all such ratings, collectively, the “Ratings”).
To assist the Joint Lead Arrangers in their syndication efforts, you agree (and you agree, prior to the consummation of the Acquisition, to use commercially reasonable efforts to cause the Company, and after the consummation of the Acquisition, to cause the Company) to promptly prepare and provide to the Joint Lead Arrangers such information with respect to JDA and the Company, and the Transaction as either Joint Lead Arranger may reasonably request, including, without limitation, (a) financial information and the Projections with respect to JDA and the Company and their respective subsidiaries, (b) a confidential

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information memorandum that includes information with respect to JDA, the Company, and the Transaction as either Joint Lead Arranger may reasonably request, including the Projections relative to JDA and the Company and their respective subsidiaries, all in form and substance reasonably satisfactory to Joint Lead Arrangers (the “Marketing Materials”), and (c) a version of the Marketing Materials (the “Public Information Materials”) that does not contain Projections or other material non-public information concerning JDA, the Company, their respective affiliates or either of their respective securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”). You hereby represent and warrant that, (i) all information included in the Marketing Materials (other than Projections) that has been or is hereafter made available to either Joint Lead Arranger by or behalf of you, the Company (at your request), or any of your or its representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements are made, and (ii) the Projections concerning JDA and the Company and their respective subsidiaries that have been or will be made available to either Joint Lead Arranger by or on behalf of you, the Company (at your request) or any of your or its representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facility, the Joint Lead Arrangers may use and rely on the Marketing Materials without independent verification thereof and that you will promptly notify the Joint Lead Arrangers of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections concerning JDA and the Company and their respective subsidiaries. On the reasonable request of either Joint Lead Arranger, you further agree to update the Marketing Materials as necessary during the syndication process so as to cause the foregoing representations and warranties to continue to be true and correct.
Before distribution of any Marketing Materials (a) to prospective lenders that do not wish to receive Material Non-Public Information concerning JDA, the Company, their respective affiliates or either of their respective securities (such lenders, “Public Lenders”, all other lenders, “Private Lenders”), you agree (and prior to the consummation of the Acquisition, you agree to use commercially reasonable efforts to cause the Company, and after the consummation of the Acquisition, you agree to cause the Company) to provide the Joint Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein and (b) to prospective Private Lenders, you agree (and you agree to cause the Company) to provide the Joint Lead Arrangers with a customary letter authorizing the dissemination of those materials. In addition, at the request of either Joint Lead Arranger, you and the Company will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” You agree (and you agree to cause the Company to agree) that either Joint Lead Arranger may distribute the following documents to all prospective lenders, unless you advise us in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (i) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, and (ii) other materials intended for prospective lenders after the initial distribution of the Marketing Materials, including drafts and final versions of the definitive documentation for the Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then each Joint Lead Arranger agrees not to distribute such materials to Public Lenders without your prior written consent (including by email).

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To ensure an orderly and effective syndication of the Facility you agree that from and after December 18, 2009, until the earlier of the completion of a Successful Syndication (as defined in the Fee Letter) and 90 days following the Acquisition Funding Date, you will not, and will not permit any of your affiliates to, and will cause the Company not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security of the Company, or any of its subsidiaries (other than the syndication of the Facility as contemplated hereby), including any renewals or refinancings of any existing debt facility, without the prior written consent of each Joint Lead Arranger.

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ANNEX B
Indemnification Provisions
Capitalized terms used herein shall have the meanings ascribed to them in the commitment letter, dated November 4, 2009 (the “Commitment Letter”) addressed to JDA Software Group, Inc. (the “Indemnifying Party”) from Wells Fargo Foothill, LLC (“WFF”) and Wells Fargo Securities, LLC (“WFS”).
To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons (as defined in the Commitment Letter) from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all reasonable legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transaction, (b) the Commitment Letter or the Facility, or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by Indemnifying Party or the Company, or any of their subsidiaries or affiliates, or any other person in connection with the Transaction or the Commitment Letter; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence, bad faith or willful misconduct of such Indemnified Person.
These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.
If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. In connection with any such action, suit, proceeding or investigation to which a WFF Indemnified Person is a party, WFF, on behalf of the WFF Indemnified Persons, shall have the right to retain counsel of its choice to represent the WFF Indemnified Persons, and each Indemnifying Party shall pay the fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with each Indemnifying Party and any counsel designated by such Indemnifying Party. In connection with any such action, suit, proceeding or investigation to which a WFS Indemnified Person is a party, WFS, on behalf of the WFS Indemnified Persons, shall have the right to retain counsel of its choice to represent the WFS Indemnified Persons, and each Indemnifying Party shall pay the fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with each Indemnifying Party and any counsel designated by such Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of

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the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of WFF, no Indemnifying Party shall settle or compromise any claim of any WFF Indemnified Person, permit a default or consent to the entry of any judgment in respect thereof. Without the prior written consent of WFS, no Indemnifying Party shall settle or compromise any claim of any WFS Indemnified Person, permit a default or consent to the entry of any judgment in respect thereof.
In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.
Neither expiration nor termination of WFF’s commitments under the Commitment Letter or funding or repayment of the loans under the Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

COMMITMENT LETTER
TERM SHEET
TERM SHEET
This Term Sheet is part of the commitment letter, dated November 4, 2009 (the “Commitment Letter”), addressed to JDA Software Group, Inc. (“JDA”) by Wells Fargo Foothill, LLC (“WFF”) and Wells Fargo Securities, LLC (“WFS”) and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:	(a) JDA and each of its domestic subsidiaries as are acceptable to WFF (individually and collectively, jointly and severally, the “JDA Borrowers”); and

(b) from and after the Acquisition Funding Date, the entity created by the merger of i2 with and into Merger Sub, with i2 as the surviving entity, and the merger of i2 with and into Merger LLC, with Merger LLC as the surviving entity; and of their respective domestic subsidiaries as are acceptable to WFF (individually and collectively, jointly and severally, the “i2 Borrowers”; and together with the JDA Borrowers, individually and collectively, jointly and severally, the “Borrowers”).

Guarantors:	All of JDA’s present and future subsidiaries that are not Borrowers (such Guarantors, the “JDA Guarantors”) and from and after the Acquisition Funding Date, all of i2’s present and future subsidiaries that are not Borrowers (such Guarantors, the “i2 Guarantors”; and together with the JDA Guarantors, individually and collectively, jointly and severally the “Guarantors”; and together with the Borrowers, individually and collectively, jointly and severally, the “Loan Parties”); provided, that (a) subsidiaries that are controlled foreign corporations (each a “CFC”) will not be required to be Guarantors; and (b) Immaterial Subsidiaries (such definition to be agreed upon by Agent and the Borrower) will not be required to be Guarantors.

The JDA Borrowers together with the JDA Guarantors shall be referred to herein as the “JDA Loan Parties”.

The i2 Borrowers together with the i2 Guarantors shall be referred to herein as the “i2 Loan Parties”.

Joint Lead Arrangers and Joint Lead Bookrunners:	WFS and WFF will act as joint lead arrangers and joint lead bookrunners (in such capacity, each a “Joint Lead Arranger” and collectively, the “Joint Lead Arrangers”).

Lenders and Agent:	WFF and such other lenders (the “Lenders”) as Joint Lead Arrangers elect to include within the syndicate subject to the consent of the Borrowers, such consent not to be unreasonably withheld or delayed and not to be required (a) if an event of default has occurred and is continuing, (b) during the period from the Escrow Funding Date until the earlier of (i) the completion of a Successful Syndication (as defined in the Fee

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Letter) and (ii) 90 days following the Acquisition Funding Date, and (c) if the assignment is to a Lender, an affiliate of a Lender or a Related Fund (as such term shall be defined in the Loan Documents). WFF shall be the sole agent for the Lenders (in such capacity, “Agent”).

Facility:	A senior secured credit facility (the “Facility”) in a maximum credit amount (“Maximum Credit Amount”) of $140,000,000. Under the Facility, Lenders will provide the Borrowers with a revolving credit facility (the “Revolver”) and a term loan (the “Term Loan”).

Revolver:	Advances under the Revolver (“Advances”) will be available up to a maximum amount outstanding at any one time of $20,000,000 (the “Maximum Revolver Amount”). The Revolver shall be unfunded on the Escrow Funding Date, during the Escrow Period, and on the Acquisition Funding Date.

Letter of Credit Subfacility:	Under the Revolver, Borrowers will be entitled to request that Agent issue or to cause Wells Fargo Bank, N.A. (“WFB”), as Agent’s agent, to issue letters of credit (each, a “Letter of Credit”) in an aggregate amount not to exceed $10,000,000 at any one time outstanding. The aggregate amount of outstanding Letters of Credit will be reserved against the Maximum Revolver Amount.

Term Loan:	On the Escrow Funding Date, the Lenders will provide the Borrowers the Term Loan in an amount (the “Term Loan Amount”) equal to the lesser of (a) $120,000,000; and (b) 1.25 times the trailing 12 month pro forma EBITDA of the Borrowers (“TTM Pro Forma EBITDA”) for the 12 month period ended (i) if the Escrow Funding Date occurs on or prior to November 14, 2009, June 30, 2009, (ii) if the Escrow Funding Date occurs after November 15, 2009 but on or prior to February 14, 2010, September 30, 2009, and (iii) if the Escrow Funding Date occurs on or after February 15, 2010, December 31, 2009.

Commencing on June 30, 2010, the Term Loan will be repayable, on a quarterly basis, by an amount equal to 5.00% of the original principal amount of the Term Loan.

Any amount remaining unpaid shall be due and payable in full on the Maturity Date (as defined below).

Optional Prepayment:	The Advances may be prepaid in whole or in part from time to time without premium or penalty. The Revolver commitments

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may be reduced from time to time.

The Term Loan or any portion thereof may be prepaid, upon 10 business days prior written notice and in minimum amounts to be mutually agreed. All such optional prepayments of the Term Loan shall be applied to the remaining principal installments as directed by the Borrowers.

The Facility may be prepaid and the commitments terminated in whole at any time upon 10 business days prior written notice.

Mandatory Prepayments:	The Facility will be required to be prepaid as follows:

(a) together with delivery of annual audited financial statements, commencing with the fiscal year ending December 31, 2010, (i) if Borrower’s total leverage ratio is equal to or greater than 1.00:1.00 as of the last day of the immediately preceding fiscal year, in an amount equal to 50% of the Borrowers’ consolidated excess cash flow (to be defined in a manner mutually acceptable to the Loan Parties and Agent) during such fiscal year; and (ii) if Borrower’s total leverage ratio is less than 1.00:1.00 as of the last day of such fiscal year, in an amount equal to 0% of the Borrower’s consolidated excess cash flow during such fiscal year;

(b) in an amount equal to 100% of the net cash proceeds of asset dispositions (except for dispositions resulting from casualty losses or condemnations and subject to thresholds and exceptions to the extent mutually agreed upon), provided that such proceeds may be reinvested within a 180 day period (or 270 days so long as the agreement that requires such reinvestment is executed within a 180 day period) subject to customary reinvestment provisions;

(c) in an amount equal to 100% of the net cash proceeds of any debt issued by the Borrowers or their subsidiaries (other than certain permitted debt and other exceptions and thresholds to the extent mutually agreed upon);

(d) in an amount equal to 50% of the net cash proceeds of any equity issuance by the Borrowers or their subsidiaries (other than equity issuances by the Parent to management and other employees pursuant to employee stock or option plans approved by the board of directors of the Parent and certain other permitted issuances to the extent mutually agreed between Agent and Borrowers);

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(e) in an amount equal to 100% of the net cash proceeds of casualty insurance and condemnation receipts received by the Borrowers or their subsidiaries; provided that such proceeds may be reinvested within a 180 day period (or 270 days so long as the agreement that requires such reinvestment is executed within a 180 day period) subject to customary reinvestment provisions and other thresholds and exceptions to the extent mutually agreed upon;

(f) in amount equal to 100% of the net proceeds of extraordinary receipts (the definition thereof, to be mutually agreed upon), subject to thresholds and exceptions to the extent mutually agreed upon; and

(g) as required by section (c)(iii) of the Escrow Funding Conditions listed on Annex B-1.

All mandatory prepayments shall be applied first to the remaining principal installments due under the Term Loan on a pro rata basis, second to Advances outstanding under the Revolver (and to the extent that the proceeds are the net cash proceeds of asset dispositions, with a corresponding permanent reduction in the Maximum Revolver Amount), and third to cash collateralize the Letters of Credit (and to the extent that the proceeds are the net cash proceeds of asset dispositions, with a corresponding permanent reduction in the Maximum Revolver Amount).

Use of Proceeds:	The Term Loan shall be used to finance a portion of the consideration payable in connection with the consummation of the Acquisition. The Revolving Loan shall be used to finance general corporate purposes of JDA and its subsidiaries and pay fees and expenses associated with the Transaction.

Fees:	As set forth in the Fee Letter and Annex A-1.

Interest Rates:	As set forth in Annex A-1

Term:	The Facility shall mature on the date (such date, the “Maturity Date”) that is the earliest of (a) the date that is 3 years after the Escrow Funding Date; (b) March 31, 2010, if the Acquisition has not consummated on or before March 31, 2010; (c) the date that the Acquisition Agreement terminates, if the Acquisition has not consummated on or before March 31, 2010 (and JDA agrees that it shall deliver notice of such termination to the Escrow Agent and the Agent), (d) the date that the Acquisition is consummated without using the

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proceeds of the Term Loan to pay all or a portion of the Cash Consideration (and JDA agrees that it shall deliver notice of such funding to the Escrow Agent and the Agent), and (e) the date that JDA incurs the high yield financing as contemplated by the Acquisition Agreement.

Collateral:	A first priority perfected security interest (a) in substantially all of the Loan Parties’ now owned and hereafter acquired property and assets and all proceeds and products thereof, subject to permitted liens (to be mutually agreeable to Agent and the Borrowers), including notwithstanding anything in the Commitment Letter or this Term Sheet to the contrary and without limitation and without regard to whether the owner thereof is a Loan Party, substantially all of the intellectual property that is material to the business of the Borrowers and/or their subsidiaries, and (b) in 100% of the stock of (or other ownership interests in) each of JDA’s subsidiaries (including the Company) and all proceeds and products thereof; provided that only 65% of the stock of (or other ownership interests in) CFCs will be required to be pledged.

The Collateral shall not include (A) leasehold interests in real property, (B) any owned real property with a fair market value of less than $5,000,000 (provided, however, that JDA shall provide a negative pledge with respect to JDA’s headquarters), (C) motor vehicles, (D) margin stock, (E) deposit accounts or securities accounts located in countries outside the United States, (F) those assets as to which prior to and on the Escrow Funding Date, the Joint Lead Arrangers, or following the Escrow Funding Date, the Agent, shall determine in their or its sole discretion that the costs of obtaining a security interest outweigh the benefits provided to the Lenders of the security interest afforded thereby, or (G) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained (provided, that, the exclusion set forth in this clause (G) shall in no way be construed (I) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code or other applicable law, (II) to apply to the extent that any waiver or consent has been obtained that would permit the security interest or lien

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notwithstanding the prohibition, or (III) to limit, impair, or otherwise affect Agent’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, or license agreement).

Bank Products:	The Agent will be afforded a reasonable opportunity to establish and maintain the Loan Parties’ primary depository and treasury management relationships with WFB or one of its affiliates.

Representations and Warranties:	The credit agreement governing the Facility, will contain the following representations and warranties (which will be the only representations and warranties) regarding the Loan Parties and their subsidiaries (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) regarding: due organization and qualification; subsidiaries; due authorization; no conflict; governmental consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with laws; no material adverse change; fraudulent transfer; employee benefits; environmental condition; intellectual property; leases; deposit accounts and securities accounts; complete disclosure; material contracts; Patriot Act and OFAC; indebtedness; liens, payment of taxes; margin stock; governmental regulation; and acquisition documents.

Affirmative Covenants:	The credit agreement governing the Facility will contain the following affirmative covenants (which will be the only affirmative covenants and certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) which will be applicable to the Loan Parties and their subsidiaries regarding: financial statements, reports, and certificates; collateral reporting; existence; maintenance of properties; taxes; insurance; inspection; compliance with laws; environmental; disclosure updates; formation of subsidiaries; further assurances; lender meetings; material contracts; employee benefits and location of inventory and equipment; registration of intellectual property (on a post-close basis); protection of intellectual property, preservation and maintenance of intellectual property; management letters; employee benefits; the filing or registration of any documents as required to provide Agent with a first priority, perfected security interest

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in the Collateral; and within 5 business days of the Acquisition Funding Date, Agent shall have received evidence reasonably satisfactory to Agent that, except for any patents, trademarks, copyrights, and other proprietary rights (collectively, the “i2 Intellectual Property”) licensed from any third party to any i2 Loan Parties, the i2 Loan Parties exclusively own all i2 Intellectual Property (i) included in or related to any of the software licensed or made available by i2 or its subsidiaries to any of their respective customers, or (ii) material to the business of i2 or any of its subsidiaries; and within a reasonable period of time after the Escrow Funding Date (for the JDA Loan Parties) and the Acquisition Funding Date (for the i2 Loan Parties) (such period of time to be mutually agreeable), each of the following: (i) control agreements, (ii) landlord waivers for headquarters location only, and (iii) mortgages (provided, however, that JDA shall provide a negative pledge with respect to JDA’s headquarters).

Negative Covenants:	The credit agreement governing the Facility will contain the following negative covenants (which will be the only negative covenants and certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) which will be applicable to the Loan Parties and their subsidiaries regarding: limitations on: indebtedness (including prohibited preferred stock); liens; fundamental changes; disposal of assets; change of name; nature of business; prepayments and amendments; change of control; distributions; accounting methods; billing practices; amendments to material contracts; investments (other than after the Acquisition Funding Date, permitted acquisitions subject to terms and conditions to be agreed upon (“Permitted Acquisitions”)); transactions with affiliates; payments to affiliates (other than for accounts receivables incurred in the ordinary course of business); and use of proceeds.

Financial Covenants:	Commencing with the period ending March 31, 2010 (which shall be tested on May 15, 2010), the Borrowers and their subsidiaries, on a consolidated basis, shall be required to maintain (a) a minimum Fixed Charge Coverage Ratio (as defined on Annex A-3), and (b) a maximum Total Leverage Ratio (as defined on Annex A-3), in each case, in accordance with the ratios set forth on Annex A-3.

The parties hereto agree that EBITDA of JDA and i2, on a consolidated basis, for the trailing 4 quarter period ended September 30, 2009 shall be deemed to be $158,800,000.

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Events of Default:	The following events of default (which will be the only events of default) will be contained in the credit agreement governing the Facility and will be applicable to the Loan Parties and their subsidiaries (and certain of which will be subject to materiality thresholds, exceptions and grace or cure periods to be mutually agreed upon): non-payment of obligations; non-performance of covenants and obligations; material judgments; bankruptcy or insolvency; any restrainment against the conduct of all or a material portion of business affairs; default on other material debt (including hedging agreements); breach of any representation or warranty; limitation or termination of any guarantee with respect to the Facility; impairment of security; employee benefits; and actual or asserted invalidity or unenforceability of any Facility documentation or liens securing obligations under the Facility documentation.

Defaulting Lender Provisions, Yield Protection and Increased Costs:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit or swingline loans in the event any lender under the Revolver becomes a Defaulting Lender (as such term shall be defined in the Loan Documents), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

The Borrowers shall have customary rights to remove a Lender (a) for availing itself of yield maintenance and tax gross up provisions, (b) for being a Defaulting Lender (as such term shall be defined in the Loan Documents), and (c) for being a non-consenting Lender in a scenario where only the consent of the Required Lenders has been obtained but unanimous Lender consent is required.

Conditions Precedent to Closing:	The conditions precedent set forth on Annex B-1.

Assignments:
(a)  Revolver: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other prospective lenders in respect of the Revolver in a minimum amount equal to $5,000,000.

(b)  Term Loan: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other prospective lenders in respect of the Term Loan in a minimum amount equal to $5,000,000.

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(c)  Consents: The consent of Borrowers will be required for any assignment, such consent not to be unreasonably withheld or delayed and not to be required (i) if an event of default has occurred and is continuing, (ii) during the period from the Escrow Funding Date until the earlier of (A) the completion of a Successful Syndication (as defined in the Fee Letter) and (B) 90 days following the Acquisition Funding Date, and (iii) if the assignment is to a Lender, an affiliate of a Lender or a Related Fund (as such term shall be defined in the Loan Documents) (other than assignments in respect of the Revolver to a Lender who only holds a portion of the Term Loan). The consent of the Agent will be required for any assignment (A) in respect of the Revolver or an unfunded commitment in respect of the Term Loan, to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or a Related Fund, and (B) in respect of the Term Loan, to an entity that is not a Lender, an affiliate of a Lender or a Related Fund. Participations will be permitted without the consent of the Borrowers or the Agent.

(d) No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons or Borrowers or any of their respective affiliates or subsidiaries.

Required Lenders:	The Lenders who hold at least 50.1% of the sum of (i) the Revolver commitment, or if the Revolver commitment has been terminated or reduced to zero, the then extant Revolver Usage (as hereinafter defined), and (ii) the outstanding principal amount of the Term Loan; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Revolver Usage” means, as of any date of determination, the sum of (1) the amount of outstanding Advances, plus (2) the aggregate undrawn amount of all outstanding Letters of Credit.

Governing Law and Forum:	State of New York

Counsel to Agent:	Paul, Hastings, Janofsky & Walker LLP

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Annex A-1
Interest Rates and Fees

Interest Rate Options	Borrowers may elect that the loans bear interest at a rate per annum equal to:

(i) the Base Rate plus 3.25%; or

(ii) the LIBOR Rate plus 4.25%.

As used herein:

The “Base Rate” means the greatest of (a) the prime lending rate as announced from time to time by WFB, (b) the Federal Funds Rate plus 1/2% (c) 3.00% per annum, and (d) the three month LIBOR Rate (which rate shall be determined on a daily basis), plus 1%. The “LIBOR Rate” means the greater of (a) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested interest period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested interest period adjusted by the reserve percentage prescribed by governmental authorities as determined by Agent, and (b) 2.00% per annum. The LIBOR Rate shall be available for interest periods of 1, 2, or 3 months.

Interest Payment Dates	In the case of loans bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears.

In the case of Loans bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period.

Letter of Credit Fees	An amount equal to the LIBOR Margin per annum times the amount of each Letter of Credit, payable in cash monthly in arrears, plus customary charges imposed by the letter of credit issuing bank; provided however, that if the Default Rate is in effect, the Letter of Credit Fee shall be increased by an additional 2.0% per annum.

Default Rate	At any time when event of default has occurred and is continuing and upon written election of Required Lenders all amounts owing under the Facility shall bear interest at

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2.0% per annum above the interest rate otherwise applicable thereto.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

Fees	Certain fees shall be as agreed to by the parties in the Fee Letter.

Unused Revolver Fee	A fee in an amount equal to 0.75% per annum times the unused portion of the Revolver shall be due and payable monthly in arrears.

Valuation Fees	Borrowers will be required to pay the actual charges paid or incurred by Agent if it elects to employ the services of one or more third persons to perform business/recurring revenue valuations of Borrowers and their Subsidiaries; provided, however, that so long as no event of default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse for more than 1 business/recurring revenue valuation during any calendar year. Agent shall provide Borrowers with a copy of the report for any such valuation upon request by Borrowers so long as, (a) such report exists, (b) the third persons employed by Agent to perform such valuation provide their consent to such delivery, and (c) Borrowers execute and deliver to Agent a non-reliance letter reasonably satisfactory to Agent.

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November 4, 2009
Annex B-1
Escrow Funding Conditions:
     The availability of the Term Loan Amount on the Escrow Funding Date is subject to the satisfaction of each of the following conditions precedent (such conditions, collectively, the “Escrow Funding Conditions”):
          (a) [intentionally omitted];
          (b) JDA shall not have made the Financing Election pursuant to Section 5.15 of the Acquisition Agreement;
          (c) The escrow agreement (the “Escrow Agreement”) must be in form and substance reasonably satisfactory to Agent, and, in any event, shall include the following terms:
               (i) The Escrow Fund shall be in existence from and after the Escrow Funding Date through the date that is the earliest of (a) March 31, 2010, if the Acquisition has not consummated on or before March 31, 2010; (b) the date that the Acquisition Agreement terminates, if the Acquisition has not consummated on or before March 31, 2010 (and JDA agrees that it shall deliver notice of such termination to the Escrow Agent and the Agent), (c) the date that the Acquisition is consummated without using the proceeds of the Term Loan to pay all or a portion of the Cash Consideration (and JDA agrees that it shall deliver notice of such funding to the Escrow Agent and the Agent); and (d) the date that JDA incurs the high yield financing as contemplated by the Acquisition Agreement (such period of time, the “Escrow Period”);
               (ii) If, on or before March 31, 2010, the Acquisition Funding Conditions (as defined below) have been satisfied (the date of such satisfaction, the “Acquisition Funding Date”), the Escrow Agreement shall authorize and obligate the Escrow Agent to transfer the Escrow Proceeds to the Exchange Agent (as defined in the Acquisition Agreement) to be used by the Exchange Agent, together with the Additional Purchase Price Proceeds (as defined below) to pay the remaining portion of the cash portion of the purchase price necessary to consummate the Acquisition (the “Cash Consideration”) (it being understood and agreed that such payment shall be made to the Exchange Agent for the administrative convenience of the parties and that the legal effect thereof is the same as if JDA contributed the Escrow Proceeds to Merger Sub to consummate the Acquisition);
               (iii) If on March 31, 2010, one or more of the Acquisition Funding Conditions have not been satisfied, the Escrow Agreement shall authorize and obligate the Escrow Agent to transfer the Escrow Proceeds to Agent’s account referenced on Annex B-3 hereto on April 1, 2010. If the Acquisition Agreement is terminated, the Escrow Agreement shall authorize and obligate the Escrow Agent to transfer the Escrow Proceeds to Agent’s account referenced on Annex B-3 hereto on the date that the Acquisition Agreement is terminated. If the Acquisition is consummated without using the proceeds of the Term Loan to pay all or a portion of the Cash Consideration, the Escrow Agreement shall authorize and obligate the Escrow Agent to transfer the Escrow Proceeds to Agent’s account referenced on Annex B-3 hereto on the date that the Acquisition is so consummated. If JDA incurs the high yield financing as contemplated by the Acquisition Agreement, the Escrow Agreement shall authorize and obligate the Escrow Agent to transfer the Escrow Proceeds to Agent’s account referenced on Annex B-3 hereto on the date that the Acquisition is so consummated. Upon receipt by Agent of the Escrow Proceeds in accordance with this clause (iii), the Escrow Proceeds shall be applied by Agent to prepay the Term Loan (it being understood that if the amount of the Escrow Proceeds are not sufficient to prepay in

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full the Term Loan, JDA shall be obligated to prepay the remaining balance of the Term Loan, together with any and all other obligations (including, without limitation, interest, fees, and expenses);
               (iv) The Escrow Agent shall have no obligation to make any determination relative to whether (or not) any of the conditions precedent in the Commitment Letter have been satisfied; and
               (v) Other customary escrow terms required by the Escrow Agent and such terms necessary to implement the Escrow Agent’s obligations under the Escrow Agreement (it being understood that the Escrow Agreement shall not contain any Escrow Funding Conditions or Acquisition Funding Conditions that are not listed herein).
          (d) Agent shall have a first priority, perfected security interest in JDA’s rights under the Escrow Agreement and in and to the Escrow Fund;
          (e) the negotiation, execution and delivery of definitive documentation customary for transactions of this type and consistent with the terms and conditions set forth in the Commitment Letter and in this Term Sheet, in form and substance reasonably satisfactory to WFF (the “Loan Documents”);
          (f) as to the i2 Loan Parties, since November 4, 2009, there shall not have occurred and be continuing a Company Material Adverse Effect (as that term is defined in the Acquisition Agreement (as defined below);
          (g) the performance of your obligations set forth in the Commitment Letter (including the reimbursement of Expenses incurred through the Escrow Funding Date), in the Term Sheet, and in the Fee Letter, and the satisfaction of the conditions set forth in the Commitment Letter, in the Term Sheet, and in the Fee Letter;
          (h) all written information (other than forward looking information and projections of future financial performance and information of a general economic or industry-specific nature) concerning JDA and its subsidiaries or the Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of JDA or to the best of JDA’s knowledge, after due inquiry, the Company or their respective affiliates is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made;
          (i) all forward looking information and projections of future financial performance (“Projections”) that have been or are hereafter made available by or on behalf of JDA and the Company or their respective affiliates are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by JDA to be reasonable at the time such Projections were prepared (it being understood and agreed that to the extent that any Projections are based on Information concerning the Company, such Information shall be qualified by the provisions in clause (h) above); it being recognized by WFF and WFS that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results;
          (j) Agent shall have received evidence reasonably satisfactory to Agent that, except for any patents, trademarks, copyrights, and other proprietary rights (collectively “JDA Intellectual

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Property”) licensed from any third party to any JDA Loan Parties, the JDA Loan Parties exclusively own all JDA Intellectual Property (i) included in or related to any of the software licensed or made available by JDA or its subsidiaries to any of their respective customers, or (ii) material to the business of JDA or any of its subsidiaries;
          (k) Subject to the section entitled “Conditions” in the Commitment Letter, delivery to Agent of Loan Documents duly executed by the Loan Parties (or applicable third parties as the case may be) including a credit agreement, a guaranty, security agreements, pledge agreements, intercreditor agreements and subordination agreements, the i2 Joinder Agreement (as defined below), an assumption agreement relative to the merger of i2 with and into Merger LLC, and receipt of other documentation customary for transactions of this type including legal opinions (and, in the case of i2, Agent and JDA shall agree on the form and substance of the opinion, which shall be attached to the Escrow Agreement as an exhibit (the “i2 Opinion”)), lien search results, officers’ certificates, instruments necessary to perfect the Agent’s first priority security interest in the Collateral, and certificates of insurance policies and/or endorsements naming Agent as additional insured or loss payee, as the case may be, all in form and substance reasonably satisfactory to Agent; and receipt of evidence of corporate authority and certificates of status (including certified copies of the governing documents and material agreements) with respect to each Loan Party issued by the jurisdictions of organization of each Loan Party, all in form and substance reasonably satisfactory to Agent; provided, however, that the i2 Joinder Agreement (as defined below) and the UCC-1 financing statements against each of the i2 Loan Parties shall be delivered to the Escrow Agent and released by the Escrow Agent in accordance with the Escrow Agreement;
          (l) Receipt of a letter, in form and substance reasonably satisfactory to Agent, from Citicorp North America, Inc. (“CNAI”), as administrative agent, under that certain Credit Agreement, dated as of July 5, 2006, by and among JDA, Manugistics Group, Inc. and the other loan parties thereto, the lenders party thereto from time to time, CNAI, as administrative agent, collateral agent and swingline lender and Citibank, N.A., as issuing bank (the “Existing Credit Agreement”), addressed to Agent, respecting the amount necessary to repay in full all of the obligations of JDA and its subsidiaries under the Existing Credit Agreement and obtain a release of all of the liens in favor of CNAI and the lenders under the Existing Credit Agreement (including releases of all mortgages on real property of JDA or any of its subsidiaries); provided, however, that certain Letter of Credit, dated July 5, 2006, issued by Citibank in favor of Silicon Valley Bank on account of JDA with a face amount of $9,580,737.93 may remain outstanding after the Escrow Funding Date and after the Acquisition Funding Date so long as the outstanding amount in respect thereof does not exceed $9,580,737.93, such Letter of Credit is collateralized by cash in an amount that does not exceed $9,580,737.93, and all other liens securing the obligations (contingent or otherwise) under such Letter of Credit are released;
          (m) On the Escrow Funding Date, the JDA Loan Parties shall have (a) minimum availability under the Revolver of $20,000,000, and (b) cash in deposit accounts located in the United States, after giving effect to the initial use of proceeds (including the payment of all fees and expenses) of not less than $25,000,000;
          (n) Each of the following Specified Representations (the “JDA Specified Representations”) contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Escrow Funding Date; (“Specified Representations” means the following representations and warranties set forth in the Loan Documents relative to the Loan Parties (as defined in the Term Sheet) and their subsidiaries: relating to organization, existence, power and authority, due authorization, execution, delivery, enforceability and

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non-contravention of the Loan Documents with the Loan Parties’ governing documents, applicable law, or any order, judgment, or decree of any court or other governmental authority binding on any Loan Party or its subsidiaries, receipt of governmental approvals in connection with the Facility, use of proceeds, solvency, Federal Reserve Bank margin regulations, the Investment Company Act, indebtedness, liens, and, subject to the provisions under the heading “Conditions” in the Commitment Letter, the perfection of the security interest granted in the collateral securing the obligations under the Facility as of (i) with respect to the JDA Loan Parties, the Escrow Funding Date, and (ii) with respect to the i2 Loan Parties, the Acquisition Funding Date);
          (o) On the Escrow Funding Date, no event of default or unmatured event of default shall have occurred under the Facility or would result from the making of the Term Loan thereunder by the Lenders (other than an event of default or unmatured event of default (i) resulting from a breach of any representation or warranty other than a JDA Specified Representation, or (ii) relating to a failure to provide or have a perfected lien on any Collateral which, pursuant to the section entitled “Conditions” in the Commitment Letter, is not required to be provided until after the Escrow Funding Date); and
          (p) Receipt of a balance sheet, income statement, and statement of cash flows for each of JDA and its subsidiaries and the Company and its subsidiaries, in each case for the most recent fiscal year that has ended at least 90 days prior to the Escrow Funding Date and for the most recent fiscal quarter that has ended at least 45 days prior to the Escrow Funding Date.
Acquisition Funding Conditions:
     The release of the Escrow Proceeds from the Escrow Fund is subject to the satisfaction of each of the following conditions precedent (such conditions, collectively, the “Acquisition Funding Conditions”):
          (a) as to the i2 Loan Parties, since November 4, 2009, there shall not have occurred and be continuing a Company Material Adverse Effect (as that term is defined in the Acquisition Agreement (as defined below);
          (b) the Escrow Agent shall have been authorized to and shall have delivered to Agent the fully executed i2 Joinder Agreement (as defined below), which shall have been executed by the i2 Loan Parties, and UCC-1 financing statements shall have been filed against each of the i2 Loan Parties in such jurisdictions as is necessary to provide Agent with a first priority perfected security interest in the Collateral consisting of personal property to the extent such security interest may be perfected by the filing of a financing statement in such jurisdictions;
          (c) on the Acquisition Funding Date, the JDA Loan Parties and the i2 Loan Parties shall have (i) minimum availability under the Revolver of $20,000,000, and (b) cash in deposit accounts located in the United States, after giving effect to the initial use of proceeds (including the payment of all fees and expenses) of not less than $25,000,000;
          (d) With respect to JDA, Agent shall have received a certificate from the chief financial officer of JDA which “brings down” all of the JDA Acquisition Agreement Representations and all of the JDA Specified Representations as of the Acquisition Funding Date;
          (e) The representations and warranties made by i2 in the definitive Acquisition Agreement to the extent that JDA or Merger Sub have a right not to consummate the transactions

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contemplated by the Acquisition Agreement or to terminate their obligations under the Acquisition Agreement as a result of a breach of such representations or warranties (the “i2 Acquisition Representations”) and the Specified Representations (the “i2 Specified Representations”) contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Acquisition Funding Date;
          (f) No event of default or unmatured event of default shall have occurred under the Facility or would result from the distribution by the Escrow Agent of the Escrow Proceeds (other than an event of default or unmatured event of default (i) resulting from any representation or warranty other than a breach of a JDA Specified Representation, an i2 Acquisition Representation, or an i2 Specified Representation, or (ii) relating to a failure to provide or have a perfected lien on any collateral which, pursuant to the section entitled “Conditions” in the Commitment Letter, is not required to be provided until after the Acquisition Funding Date);
          (g) Receipt of a balance sheet, income statement, and statement of cash flows for each of JDA and its subsidiaries and the Company and its subsidiaries, in each case for the most recent fiscal year that has ended at least 90 days prior to the Acquisition Funding Date and for the most recent fiscal quarter that has ended at least 45 days prior to the Acquisition Funding Date;
          (h) Agent shall have received a file stamped copy of the merger certificate reflecting the merger of Merger Sub with and into the Company, with the Company as the survivor of such merger, and a file stamped merger certificate reflecting the merger of Merger LLC with and into the Company with Merger LLC as the survivor of such merger;
          (i) The definitive agreement relative to the Acquisition and all other all documentation associated with the Acquisition shall be substantially in the forms of the execution copy of the Acquisition Agreement (including schedules thereto), dated November 4, 2009, by and among JDA, Merger Sub, and the Company and delivered to Paul, Hastings, Janofsky and Walker LLP at 10:13 p.m. on November 4, 2009 (the “Acquisition Agreement”)), and such other documentation delivered to Paul, Hastings, Janofsky and Walker LLP on November 4, 2009 or subject to subsequent amendments or modifications thereto that are not materially adverse to the Lenders or the Loan Parties;
          (j) Agent shall have received evidence that the Exchange Agent has received cash from either a common equity investment in JDA or existing cash of the Loan Parties in an amount equal to the Cash Consideration (calculated on a per share basis pursuant to the Acquisition Agreement) less the Term Loan Amount, in each case, which is contributed directly or indirectly to Merger Sub, such amount to be sufficient, together with the proceeds of the Term Loan, to fund the entire consideration for the merger under the Acquisition; and
          (k) the Acquisition shall have been consummated on the Acquisition Funding Date in accordance with the terms and conditions of the Acquisition Agreement (including payment of the merger consideration), and no terms or conditions to JDA’s or Merger Sub’s obligations to consummate the Acquisition shall have been waived other than (i) with the consent of Agent, or (ii) any terms or conditions the waiver of which shall not be materially adverse to the Lenders or the Loan Parties.
The “i2 Joinder Agreement” shall mean a joinder agreement in which, from and after the date of the Acquisition Funding Date, (a) the i2 Borrowers agree (i) to accept joint and several liability as Borrowers for the Obligations under the credit agreement, the fee letter, security agreements, control agreements, the

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intercompany subordination agreement, the pledge agreements, and under each other document to which the JDA Borrowers are party, (ii) that it shall be a Borrower under the documents referenced in clause (a)(i) above as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (iii) that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth in the documents referenced in clause (a)(i) above; and (b) each i2 Guarantor agrees (i) to accept joint and several liability as a Guarantor for the Obligations under the guaranty, security agreements, control agreements, the intercompany subordination agreement, the pledge agreements, and under each other document to which the JDA Guarantors are party, (ii) that it shall be a Guarantor under the documents referenced in clause (b)(i) above as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (iii) that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth in the documents referenced in clause (b)(i) above.

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November 4, 2009
Annex B-2
Financial Covenants
Fixed Charge Coverage Ratio

Period	Ratio
For the trailing 4 quarter period ending on December 31, 2009 and for the trailing 4 quarter period ending on the last day of each quarter thereafter	1.25:1.00
Total Leverage Covenant

Period	Ratio
For the trailing 4 quarter period ending on December 31, 2009 and for the trailing 4 quarter period ending on the last day of each quarter thereafter through September 30, 2011	1.50:1.00

For the trailing 4 quarter period ending on December 31, 2011 and for the trailing 4 quarter period ending on the last day of each quarter thereafter	1.25:1.00
Financial Covenant Definitions1
     “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed minus any software development costs to the extent deducted under the definition of EBITDA for such period.
     “EBITDA”2 means, with respect to any fiscal period and, in each case, determined on a consolidated basis in accordance with GAAP:
          (a) Borrowers’ consolidated net earnings (or loss),
minus

[1]	For the avoidance of doubt, references herein to Borrowers or a Person and its subsidiaries refer to JDA and i2 and their respective subsidiaries on a consolidated basis.

[2]	Certain of the deductions and add-backs contained in the “EBITDA” definition may contain baskets or thresholds to be mutually agreed upon.

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          (b) without duplication, the sum of the following amounts of Borrowers for such period to the extent included in determining consolidated net earnings (or loss) for such period:
               (i) any extraordinary, unusual, or non-recurring gains,
               (ii) interest income,
               (iii) any software development costs to the extent capitalized during such period,
               (iv) exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and
               (v) all gains resulting from the sale or disposition of any asset outside the ordinary course of business, plus
          (c) without duplication, the sum of the following amounts of Borrowers for such period to the extent included in determining consolidated net earnings (or loss) for such period:
               (i) any extraordinary, unusual, or non-recurring non-cash losses,
               (ii) interest expense,
               (iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),
               (iv) depreciation and amortization for such period,
               (v) (A) with respect to the Acquisition: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Parent’s independent auditors, in each case, as determined in accordance with GAAP; and (B) with respect to any Permitted Acquisitions after the Acquisition Funding Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrowers’ independent auditors, in each case, as determined in accordance with GAAP,

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               (vi) all fees and expenses incurred by the Borrowers or their respective subsidiaries in connection with the Transaction, not to exceed $40,000,000 in the aggregate,
               (vii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),
               (viii) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,
               (viii) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets.
     Notwithstanding the foregoing, (a) EBITDA for the fiscal quarter ended March 31, 2009, shall be deemed to be $29,177,000, (b) EBITDA for the fiscal quarter ended June 30, 2009, shall be deemed to be $45,016,000 and (c) EBITDA for the fiscal quarter ended September 30, 2009, shall be deemed to be $39,000,000.
     “Fixed Charge Coverage Ratio” means, with respect to Borrowers and their subsidiaries for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.
     “Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense during such period, (b) scheduled principal payments in respect of Indebtedness (the definition of which shall be mutually agreed upon) that are required to be paid during such period, and (c) all federal, state, and local income taxes accrued during such period, and (d) all Restricted Junior Payments (the definition of which shall be mutually agreed upon) paid (whether in cash or other property, other than common stock or interest paid in kind) during such period.
     “Funded Indebtedness” means, as of any date of determination, all Indebtedness (the definition of which shall be mutually agreed upon) for borrowed money or letters of credit (except to the extent cash collateralized) of Borrowers, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Borrowers or their subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Borrowers and their subsidiaries, the amount of outstanding Advances, the aggregate undrawn amount of all outstanding Letters of Credit, the Term Loan, and the amount of their capitalized lease obligations.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
     “Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

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     “Total Leverage Ratio” means, as of any date of determination the result of (a) the amount of Borrowers’ Funded Indebtedness as of such date, to (b) Borrowers’ EBITDA for the 12 month period ended as of such date.

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November 4, 2009
Annex B-3
Wells Fargo Bank, N.A.
ABA Number: 121-000-248
Account Number: 4121617856
Reference: WFF/WFS/JDA